Exhibit 99.1
Berry Petroleum Company News

Berry Petroleum Reports 2011 Results
Full-Year Production of 35,687 BOE/D; Oil Production up 14% over 2010
2011 Proved Reserves of 275 MMBOE with a Pre-Tax PV10 of $5.7 Billion

Denver, Colorado. — (BUSINESS WIRE) — February 23, 2012 — Berry Petroleum Company (NYSE:BRY) reported a net loss of $228 million, or $4.21 per diluted share in 2011.  Oil and gas revenues were $871 million and discretionary cash flow totaled $462 million with cash provided by operating activities of $456 million.

Net earnings for 2011 were affected by a net non-cash impairment of the Company's natural gas properties in E. Texas, a net non-cash gain on derivative instruments, and other items. In total, these items decreased net earnings by $377 million. Adjusted net earnings were $149 million, or $2.69 per diluted share.

Production for the full year 2011 was 35,687 BOE/D. Oil production increased 14% in 2011 to 24,771 BOE/D and the Company's oil mix increased from 66% of production in 2010 to 70% of production in 2011. Total production volumes were up 9% from 32,666 BOE/D in 2010. Development capital for 2011 was $527 million.

For 2011 and 2010, Berry's average net production in BOE per day was as follows:

	2011 Production		2010 Production
Oil (Bbls)	24,771	70%	21,713	66%
Natural Gas (BOE)	10,916	30%	10,953	34%
Total BOE per day	35,687	100%	32,666	100%

Total Proved Reserves of 275 MMBOE; Pre-Tax PV10 of $5.7 Billion, 95% of value from Berry's three oil basins

Proved oil and gas reserves were estimated at 275 million BOE at December 31, 2011. Proved oil reserves were up a total of 12% to 186 million barrels with oil reserves increasing to 68% of total reserves. Reserve growth was driven by activity in Berry's three oil basins where the Company invested $527 million of development capital and made $158 million of oil acquisitions during 2011. These basins make up 73% of proved reserves with 44% in California, 21% in the Permian basin and 8% in the Uinta. Natural gas reserves were down 15%, or 16 million BOE, to 89 million BOE. The year-end reserve estimate includes 20 MMBOE of natural gas reserves in E. Texas that were reclassified from proved to probable due to current low natural gas prices and the assumption that these reserves will not be developed within five years of the date they were originally recorded as proved. Excluding this revision, the company added a total of 36 million BOE of proved reserves after production of 13 million BOE, replacing approximately 275% of 2011 production. At year-end 2011, the Company's proved reserve mix includes 186 million barrels of oil, condensate and natural gas liquids, and 534 billion cubic feet of natural gas, or 68% oil and 32% natural gas. Proved developed reserves increased to 53% of total reserves from 49% in 2010. Berry's pre-tax PV10 increased to $5.7 billion, a 50% increase from the year-end 2010 value of $3.8 billion, with 95% of the value coming from Berry's oil assets. The Company's after tax PV10 at year-end 2011 was $4.0 billion compared to $2.8 billion at year-end 2010.

Contact: Berry Petroleum Company	Investors and Media
1999 Broadway, Suite 3700	David Wolf, 1-303-999-4400
Denver, Colorado 80202	Shawn Canaday, 1-866-472-8279

Internet: www.bry.com	SOURCE: Berry Petroleum Company

Robert Heinemann, president and chief executive officer said, “Berry delivered another year of double digit oil growth in 2011.  Investing our 2011 capital in our three oil basins provided oil growth of 14% during the year. While we were impacted by regulatory delays that slowed the pace of development in the diatomite, our portfolio of high return oil assets allowed us to accelerate the growth of our next generation steam floods and Permian assets and begin to appraise our large resource base in the Uinta.  Our operating margin grew to $45 per BOE in 2011 from $36 per BOE in 2010 driven by oil production which increased from 66% of production in 2010 to 70% of production in 2011. Our investment in 2011 also delivered solid oil reserve growth. Proved oil reserves increased 29 million BOE in 2011 after oil production of 9 million BOE and our pre-tax PV10 increased 50% over the same period."

Fourth Quarter 2011 - Adjusted Earnings of $0.76 per share, Production of 35,790 BOE/D and Discretionary Cash Flow of $134 million

For the fourth quarter of 2011 the Company reported a net loss of $415 million, or $7.62 per diluted share. The fourth quarter earnings included a non-cash impairment of the Company's E. Texas natural gas assets, a non-cash loss on derivative instruments, and other items that decreased earnings by $457 million. Adjusted net earnings were $42 million or $0.76 per diluted share. Discretionary cash flow during the fourth quarter was $134 million with an operating margin of $48 per BOE.

For the fourth and third quarters of 2011, Berry's average net production in BOE per day was as follows:

	Fourth Quarter 2011		Third Quarter 2011
Oil (Bbls)	25,663	72%	26,091	71%
Natural Gas (BOE)	10,127	28%	10,825	29%
Total BOE per day	35,790	100%	36,916	100%

Production in the fourth quarter of 2011 was 35,790 BOE/D, down 3% from the third quarter of 2011. As expected, diatomite production decreased 820 BOE/D during the fourth quarter to 3,000 BOE/D, as a portion of the Company's active wells were off line pending required well testing and regulatory approvals. While Permian production increased from 5,200 BOE/D in the third quarter to 5,600 BOE/D in the fourth quarter, fourth quarter production was impacted by gas plant curtailments which reduced production by approximately 800 BOE/D. Production in the Uinta basin was flat during the quarter at approximately 5,500 BOE/D.

2012 Outlook

Mr. Heinemann commented on Berry's outlook: “In 2012, we will continue to focus on growing oil production in California, the Permian and Utah which should drive improved margins and cash flow. We plan to invest between $600 - $650 million and grow total production to between 38,000 BOE/D and 39,000 BOE/D. While the mid-point of our guidance reflects eight percent total production growth over 2011, our oil production is expected to grow by nearly 20% in 2012 and our production stream should increase to over 75% oil for the year. We expect our natural gas assets will decline approximately 20% during the year. Growth in our oil assets should allow us to continue growing our margin to approximately $50 per BOE in 2012 at current prices.

In California, our 2012 plans will focus on returning to growth in the diatomite and aggressively developing our next generation steam floods. In the Permian we will focus on our Wolfberry vertical program and appraising our acreage position. We will continue to appraise our large acreage position in the Uinta focusing on the oil weighted Uteland Butte and Wasatch developments.”

Operations Update

Michael Duginski, executive vice president and chief operating officer, stated, “In the Permian, we drilled 14 wells during the fourth quarter of 2011. Permian production increased 8% from 5,200 BOE/D in the third quarter to 5,600 BOE/D in the fourth quarter. While Permian production grew during the quarter, production was impacted by gas plant curtailments which reduced the quarter's production by approximately 800 BOE/D. We are working to address potential gas plant curtailment in the Permian. However, we do expect that curtailments will impact our Permian production periodically throughout 2012 as gas plants expand and infrastructure in the basin is upgraded to meet current demand. In 2012, we plan to invest $250 million to operate a five rig drilling program and drill approximately 100 gross operated wells. In addition to our traditional Wolfberry vertical program we will drill approximately four appraisal wells on our newly acquired prospective acreage.”

“In Utah, we have completed three operated Uteland Butte horizontal wells. We were not able to achieve a full completion on one of these three wells. While we do not have 30 days of production from the two remaining wells, we expect our 30-day average initial production rates on these two wells will be approximately 300 BOE/D with approximately 90% of the production stream being oil. The 24-hour peak production rate for these two wells was in the 600 BOE/D - 675 BOE/D range. We are in the early stages of the development in this play and estimate that we could have between 800 and 1,400 locations in our development of the Uteland Butte and Wasatch. Results from our vertical Wasatch test wells have also been positive with average initial production rates in the 100 BOE/D range and with oil making up approximately 90% of the production stream on average. In the Uinta, we plan to run a three rig program and invest approximately $130 million to drill approximately 85 wells focused on developing areas of higher oil potential in the Green River, Uteland Butte and Wasatch formations.”

“In the diatomite, average production decreased during the quarter to 3,000 BOE/D. During 2011, Berry was impacted by new operating requirements which were part of the regulatory approval process for diatomite development. Implementation of these operating requirements negatively impacted the pace of drilling and steam injection. In our third quarter 2011 earnings call, we described a set of activities which included improved field surveillance and the redesign of our steam injection process which we expected to require six to nine months to complete. These changes to our surveillance and design processes remain on track to be completed in the second quarter of 2012. We are also working constructively with DOGGR to return wells to production and enable an increase in the pace of our development in 2012. We expect to drill approximately 70 wells during the year and invest approximately $85 million including the installation of surface facilities and equipment. We plan to bring these wells online during the summer. Diatomite production should remain flat during the first quarter of 2012 and begin to grow in the back half of 2012 as we complete our development program and bring wells online.”

"Outside the diatomite, we plan to invest $120 million in California to maintain our high margin assets in S. Midway-Sunset and grow production from our new steam floods including McKittrick 21Z. At McKittrick, we drilled 44 wells during 2011 and these wells should begin to contribute to production during the first quarter of 2012. We plan to drill approximately 50 additional wells in 2012. We also plan to drill 35 wells in our other steam flood projects at Fairfield, Pan and Main Camp during the year."

Financial Update

David Wolf, executive vice president and chief financial officer, stated, “Berry's financial position remains strong. We expect that we will be able to generate approximately $600 million of cash flow in 2012 at current prices which would fund our planned development capital expenditures. The sizable additions to our oil reserves at year-end 2011 should also allow us to maintain a strong liquidity position which was approximately $650 million at year-end.”

2012 Guidance

For 2012 the Company is issuing the following per BOE guidance:

	Anticipated range in 2012			Three Months 12/31/2011	Twelve Months 12/31/2011
Operating costs — oil and gas production	$17.00	-	19.50	$18.11	$18.23
Production taxes	2.50	-	3.25	2.64	2.58
DD&A — oil and gas production	15.00	-	18.00	16.77	16.42
General and administrative	4.25	-	5.50	4.44	4.74
Interest expense	5.50	-	6.25	5.93	5.59
Total	$44.25	-	52.50	$47.89	$47.56

Reserve Quantities:

	2011
	Oil MBbl	Gas MMcf	MBOE
Proved developed and undeveloped reserves:
Beginning of year	166,181	630,192	271,213
Revision of previous estimates	(4,054)	(146,349)	(28,446)
Extensions and discoveries	19,601	65,992	30,600
Production	(9,041)	(23,907)	(13,025)
Purchase of reserves in place	13,193	8,351	14,584
End of year	185,880	534,279	274,926
Proved developed reserves:
Beginning of year	88,917	268,566	133,678
End of year	107,849	221,606	144,783

Reserve Quantities by Property (MMBOE):

Name, State	Proved Reserves	Proved Developed Reserves	Proved Undeveloped Reserves
S. Midway, CA	58.0	50.9	7.1
N. Midway, CA	62.4	34.0	28.4
Permian, TX	56.9	16.5	40.4
Uinta, UT	23.2	13.3	9.9
Piceance, CO	55.0	11.9	43.1
E. Texas	19.4	18.2	1.2
Totals	274.9	144.8	130.1

Non-GAAP Financial Measures
This press release includes discussion of “discretionary cash flow,” “adjusted net earnings,” “operating margin per BOE,” and “Pre-tax PV10,” each of which are “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934, as amended. Discretionary cash flow consists of cash provided by operating activities before changes in working capital items, certain payments related to unwinding interest rate swaps, and recovery of bad debt. The Company believes that discretionary cash flow provides additional information to investors about the Company's ability to meet future requirements for debt service, capital expenditures and working capital. Adjusted net earnings consists of net earnings before non-cash derivatives gains (losses), oil and gas property impairments and charges related to the extinguishment of debt. The Company believes that adjusted net earnings is useful for evaluating the Company's operational performance from oil and natural gas properties. Operating margin per BOE consists of oil and natural gas revenues less oil and natural gas operating expenses and production taxes divided by the total BOE sold during the period. The Company uses operating margin per barrel as a measure of profitability and believes it provides useful information to investors because it relates the Company's oil and natural gas revenue and oil and natural gas operating expenses to its total units of production providing a gross margin per unit of production. Using this measure, investors can evaluate how profitability varies on a per unit basis each period. Pre-tax PV10 is defined as standardized measure before the present value of the Company's future net revenues before income taxes discounted at 10%. The Company believes that pre-tax PV10 is helpful to investors because it is a widely used industry standard and is helpful when comparing the Company's asset base and performance to other comparable oil and natural gas exploration and production companies. These measures should not be considered in isolation or as a substitute for cash flows from operating activities, net income, operating income or any other measure of financial performance presented in accordance with GAAP or as a measure of a company's profitability or liquidity, and may not be comparable to similarly titled measures used by other companies.

Explanation and Reconciliation of Non-GAAP Financial Measures

Discretionary Cash Flow ($ millions):

	Three Months Ended	Twelve Months Ended
	12/31/2011	12/31/2011
Net cash provided by operating activities	$84.0	$455.9
Add back: Net increase (decrease) in current assets	(0.6)	26.3
Add back: Net decrease (increase) in current liabilities including book overdraft	50.2	(20.3)
Discretionary cash flow	$133.6	$461.9

Adjusted Net Earnings ($ millions):

	Three Months Ended	Twelve Months Ended
	12/31/2011	12/31/2011
Adjusted net earnings	$42.2	$149.1
After tax adjustments:
Non-cash derivative gain (loss)	(68.5)	17.9
Impairment - oil & gas properties	(387.6)	(385.3)
Extinguishment of debt and other	(0.8)	(9.8)
Net loss, as reported	$(414.7)	$(228.1)

Operating Margin Per BOE:

	Three Months Ended	Twelve Months Ended
	12/31/2011	12/31/2011
Average sales price including cash derivative settlements	$68.80	$65.68
Operating cost - oil and gas production	18.11	18.23
Production taxes	2.64	2.58
Operating margin	$48.05	$44.87

Pre-tax PV10 ($ millions):

	12/31/2011	12/31/2010
Standardized measure of oil and gas	$4,035	$2,799
Discounted future cash flow from income taxes	1,670	1,035
Discounted future net cash flow before income taxes	$5,705	$3,834

Teleconference Call

An earnings conference call will be held Thursday, February 23, 2012 at 1:00 p.m. Eastern Time (11:00 a.m. Mountain Time). Dial 800-561-2693 to participate, using passcode 94699758.  International callers may dial 617-614-3523.  For a digital replay available until March 1, 2012 dial 888-286-8010 passcode 13336969. Listen live or via replay on the web at www.bry.com.

About Berry Petroleum Company

Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with operations in California, Colorado, Texas and Utah. The Company uses its web site as a channel of distribution of material company information. Financial and other material information regarding the Company is routinely posted on and accessible at http://www.bry.com/index.php?page=investor.

Safe harbor under the “Private Securities Litigation Reform Act of 1995”

Any statements in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties. Words such as “estimate”, “expect”, “would,” “will,” “target,” “goal,” “potential,” and forms of those words and others indicate forward-looking statements. These statements include but are not limited to forward-looking statements about acquisitions and the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, resources, hedging activities, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Important factors which could affect actual results are discussed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

CONDENSED INCOME STATEMENTS
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	12/31/2011	9/30/2011	12/31/2011	12/31/2010
REVENUES
Sales of oil and gas	$227,298	$225,325	$870,773	$619,608
Sales of electricity	10,750	9,826	34,953	34,740
Natural gas marketing	2,550	3,612	13,832	22,162
Settlement of Flying J bankruptcy claim	—	—	—	21,992
Interest and other income, net	391	463	1,784	3,300
	240,989	239,226	921,342	701,802
EXPENSES
Operating costs - oil and gas production	59,634	61,979	237,476	190,218
Operating costs - electricity generation	5,720	6,965	25,690	31,295
Production taxes	8,691	9,185	33,617	22,999
Depreciation, depletion & amortization - oil and gas production	55,202	54,581	213,859	179,432
Depreciation, depletion & amortization - electricity generation	484	487	1,963	3,225
Natural gas marketing	2,563	3,285	13,038	19,896
General and administrative	14,604	14,922	61,727	52,846
Interest	19,512	19,928	72,807	66,541
Extinguishment of debt	1,152	14,391	15,544	573
Realized and unrealized (gain) loss on derivatives, net	112,529	(162,145)	(13,908)	31,847
Gain on purchase	—	—	(1,046)	—
Transaction costs on acquisitions	—	—	—	2,635
Impairment of oil and gas properties	625,564	—	625,564	—
Dry hole, abandonment, impairment and exploration	4,685	196	5,302	2,311
Bad debt recovery	—	—	—	(38,508)
	910,340	23,774	1,291,633	565,310
Earnings (loss) before income taxes	(669,351)	215,452	(370,291)	136,492
Income tax provision (benefit)	(254,618)	81,451	(142,228)	53,968
Net earnings (loss)	$(414,733)	$134,001	$(228,063)	$82,524

Basic net earnings (loss) per share	$(7.62)	$2.45	$(4.21)	$1.54
Diluted net earnings (loss) per share	$(7.62)	$2.42	$(4.21)	$1.52

Dividends per share	$0.080	$0.080	$0.310	$0.300

CONDENSED BALANCE SHEETS
(In thousands)
(unaudited)

	12/31/2011	12/31/2010
ASSETS
Current assets	167,634	142,866
Oil and gas properties, buildings and equipment, net	2,531,393	2,655,792
Derivative instruments	7,027	2,054
Other assets	28,898	37,904
	$2,734,952	$2,838,616
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	231,173	270,651
Deferred income taxes	185,450	329,207
Long-term debt	1,380,192	1,108,965
Derivative instruments	15,505	33,526
Other long-term liabilities	81,903	71,714
Shareholders’ equity	840,729	1,024,553
	$2,734,952	$2,838,616

CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Three Months Ended		Twelve Months Ended
	12/31/2011	9/30/2011	12/31/2011	12/31/2010
Cash flows from operating activities:
Net (loss) earnings	$(414,733)	$134,001	$(228,063)	$82,524
Depreciation, depletion and amortization	55,686	55,068	215,822	182,657
Gain on purchase	—		(1,046)	—
Extinguishment of debt	695	3,377	4,072	573
Amortization of debt issuance costs and net discount	1,982	2,056	8,243	8,481
Impairment of oil and gas properties	625,564	—	625,564	—
Dry hole and impairment	4,300	18	4,616	1,478
Derivatives	110,589	(159,179)	(29,094)	42,609
Stock-based compensation expense	2,185	2,012	9,636	9,386
Deferred income taxes	(254,375)	85,524	(149,279)	54,698
Other, net	1,577	972	3,223	(12)
Cash paid for abandonment	118	(1,057)	(1,803)	(1,832)
Allowance for bad debt	—		—	(38,508)
Change in book overdraft	(5,515)	1,337	(156)	528
Net changes in operating assets and liabilities	(44,064)	41,239	(5,836)	24,655
Net cash provided by operating activities	84,009	165,368	455,899	367,237

Cash flows from investing activities:
Exploration and development of oil and gas properties	(102,968)	(152,711)	(527,112)	(310,139)
Property acquisitions	(2,647)	(9,982)	(158,090)	(334,409)
Capitalized interest	(4,881)	(5,572)	(29,117)	(28,321)
Deposits on asset sales	3,300	—	3,300	—
Net cash used in investing activities	(107,196)	(168,265)	(711,019)	(672,869)

Net cash provided by financing activities	23,391	2,743	255,140	300,599

Net increase (decrease) in cash and cash equivalents	204	(154)	20	(5,033)
Cash and cash equivalents at beginning of period	94	248	278	5,311
Cash and cash equivalents at end of period	$298	$94	$298	$278

COMPARATIVE OPERATING STATISTICS
(unaudited)

	Three Months Ended			Twelve Months Ended
	12/31/2011	9/30/2011	Change	12/31/2011	12/31/2010	Change
Oil and gas:
Heavy oil production (BOE/D)	17,497	18,173		17,397	17,124
Light oil production (BOE/D)	8,166	7,918		7,374	4,589
Total oil production (BOE/D)	25,663	26,091		24,771	21,713
Natural gas production (Mcf/D)	60,759	64,950		65,498	65,720
Total (BOE/D)	35,790	36,916		35,687	32,666

Oil and gas, per BOE:
Average realized sales price	$69.29	$66.74	4%	$66.91	$52.14	28%
Average sales price including cash derivative settlements	68.80	67.62	2%	65.68	53.84	22%

Oil, per BOE:
Average WTI price	$94.06	$89.48	5%	$95.11	$79.59	19%
Price sensitive royalties	(3.63)	(3.37)		(3.60)	(3.06)
Quality differential and other	4.75	4.45		0.84	(8.92)
Oil derivatives non-cash amortization	(6.76)	(6.56)		(6.77)	(2.59)
Oil revenue per BOE	$88.42	$84.00	5%	$85.58	$65.02	32%
Add: Oil derivatives non-cash amortization	6.76	6.56		6.77	2.59
Oil derivative cash settlements	(8.89)	(6.32)		(9.72)	(0.90)
Average realized oil price	$86.29	$84.24	2%	$82.63	$66.71	24%

Natural gas price:
Average Henry Hub price per MMBtu	$3.54	$4.20	(16)%	$4.04	$4.39	(8)%
Conversion to Mcf	0.21	0.21		0.28	0.22
Natural gas derivatives non-cash amortization	—	0.02		0.01	0.08
Location, quality differentials and other	(0.24)	(0.18)		(0.23)	(0.24)
Natural gas revenue per Mcf	$3.51	$4.25	(17)%	$4.10	$4.45	(8)%
Natural gas derivatives non-cash amortization	—	(0.02)		(0.01)	(0.08)
Natural gas derivative cash settlements	0.61	0.42		0.46	0.37
Average realized natural gas price per Mcf	$4.12	$4.65	(11)%	$4.55	$4.74	(4)%

Operating cost - oil and gas production	$18.11	$18.25	(1)%	$18.23	$15.95	14%
Production taxes	2.64	2.70		2.58	1.93
Total operating costs	$20.75	$20.95	(1)%	$20.81	$17.88	16%

DD&A - oil and gas production	16.77	16.07	4%	16.42	15.05	9%
General & administrative	4.44	4.39	1%	4.74	4.43	7%

Interest expense	$5.93	$5.87	1%	$5.59	$5.58	—%